Exhibit 10.1

MERITAGE HOMES CORPORATION

EXECUTIVE SEVERANCE PLAN

(April 18, 2022 Restatement)

Effective April 18, 2022

MERITAGE HOMES CORPORATION
EXECUTIVE SEVERANCE PLAN
(April 18, 2022 Restatement)

TABLE OF CONTENTS

Preamble    1
ARTICLE 1
REFERENCES AND DEFINITIONS

1.1    Accrued Obligations    1
1.2    Base Salary    2
1.3    Board    2
1.4    Cause    2
1.5    Change in Control    2
1.6    Change in Control Period    3
1.7    Code    3
1.8    Committee    3
1.9    Company    3
1.10    Disability    3
1.11    Effective Date    3
1.12    Employment Agreement    4
1.13    Equity Awards    4
1.14    ERISA    4
1.15    Executive    4
1.16    Good Reason    4
1.17    Participant    5
1.18    Plan    5
1.19    Restated Effective Date    5
1.20    Retirement    5

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1    Eligibility    5
2.2    Participation    6
2.3    Duration of Participation    6
2.4    Reemployment    6
2.5    Non-Compete, Non-Solicitation and Confidentiality Agreement    6

ARTICLE 3
PLAN BENEFITS

3.1    Termination without Cause or for Good Reason, Unrelated to a Change in Control.    6
3.2    Termination without Cause or for Good Reason, in Connection with a Change in Control.    7
3.3    Voluntary Resignation (other than for Retirement or Good Reason); Termination for Cause    9
3.4    Voluntary Resignation for Retirement    10
3.5    Disability; Death    11
3.6    Exclusive Remedy……………………………………………………………………………    11

ARTICLE 4
CONDITIONS AND LIMITATIONS ON BENEFITS

4.1    Release of Claims Agreement    11
4.2    Adherence to Non-Compete, Non-Solicitation and Confidentiality Agreement    11
4.3    Code Section 409A    11

4.4    Limitation on Payments    13

ARTICLE 5
ADMINISTRATION OF THE PLAN

5.1    Powers and Duties of the Committee    13
5.2    Agents    14
5.3    Claims for Benefits    14
5.4    Hold Harmless    16
5.5    Service of Process    16

ARTICLE 6
AMENDMENT OR TERMINATION OF THE PLAN

6.1    Right to Amend or Terminate the Plan    16
6.2    Notice of Amendment or Termination    16
6.3    Payment Upon Plan Termination     16

ARTICLE 7
GENERAL PROVISIONS AND LIMITATIONS

7.1    No Right to Continued Employment    17
7.2    Payment on Behalf of Payee    17
7.3    Nonalienation    17
7.4    Missing Payee    18
7.5    Required Information    18
7.6    Binding Effect    18
7.7    Merger or Consolidation    18
7.8    No Funding Created    18
7.9    Notices    18
7.10    No Duty to Mitigate     19
7.11    Severability    19
7.12    Entire Plan; Construction    19
7.13    Governing Law    19
7.14    Tax Withholding; No Company Representation    19

EXHIBITS
Schedule of Benefits    Exhibit A
Non-Compete, Non-Solicitation and Confidentiality Agreement    Exhibit B
Severance Agreement, Waiver and Release    Exhibit C
ii

MERITAGE HOMES CORPORATION
EXECUTIVE SEVERANCE PLAN
(April 18, 2022 Restatement)

PREAMBLE

Meritage Homes Corporation (the “Company”) previously established and adopted this Meritage Homes Corporation Executive Severance Plan (the “Plan”), effective as of January 1, 2017 (the “Effective Date”), to further the economic interests of the Company by providing severance benefits to selected Executives. The Company hereby amends and restates this Plan effective as of April 18, 2022 (the “Restated Effective Date”).
The Compensation Committee “Compensation Committee”) of the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the resultant uncertainty as to an Executive’s responsibilities, compensation, or continued employment, may result in the departure or distraction of the Executive, which may be detrimental to the financial performance of the Company.
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to (i) assure that the Company will have the continued dedication and objectivity of selected Executives, notwithstanding the possibility, threat, or occurrence of a Change in Control, and (ii)  provide selected Executives with an incentive to continue their employment prior to a Change in Control and to motivate them to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.
The Compensation Committee also believes that it is important to the interest of the Company and its stockholders to provide selected Executives with certain severance benefits upon their termination of employment under certain non-Change in Control circumstances.
The Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from most other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Executive, Participant, employee, or any other person.
ARTICLE 1
REFERENCES AND DEFINITIONS
Whenever used herein and capitalized, the following terms have the respective meanings indicated unless the context clearly requires otherwise.
1.1    “Accrued Obligations” means all of a Participant’s accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Participant under any Company-provided plans, policies, or arrangements as of the Participant’s termination date.
1.2    “Base Salary” means a Participant’s total annual base rate of pay as in effect immediately prior to the Participant’s termination of employment or, in the event of a termination during the Change in Control Period, if greater, at the level in effect immediately prior to the Change in Control. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code Section 401(k), (b) to a cafeteria plan under Code Section 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, commissions, reimbursed expenses, employer credits or contributions to a nonqualified deferred compensation plan (other than salary reduction contributions as described above), or any additional cash compensation or compensation payable in a form other than cash.
1.3    “Board” means the board of directors of Meritage Homes Corporation.
1.4    “Cause” means:
(a)     a Participant’s malfeasance, willful, or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders;
(b)     a Participant’s conviction of a felony that is materially detrimental to the Company or its stockholders;
(c)     a Participant’s conviction of, or entry of a plea nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud;
(d)    a Participant’s material violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business;
(e)     a Participant’s willful failure to perform duties under the Participant’s Employment Agreement (if one exists) after notice by the Board and an opportunity to cure;
(f)     a Participant’s failure to reasonably cooperate with, or a Participant’s impedance or interference with, an investigation authorized by the Board;
(g)     a Participant’s failure to follow a legal and proper Board directive, after notice by the Board and a 30 (thirty) day opportunity to cure; or
(h)     a Participant’s willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a restatement of the Company’s financial results.
    The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Committee and will be final and binding on all interested parties. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment relationship at any time.
1.5    “Change in Control” means the occurrence of any of the following events:
(a)     The acquisition of beneficial ownership, directly or indirectly, of securities having 35% or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For “Change of Control” purposes, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)). For “Change of Control” purposes, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement;
(b)     A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another;

(c)     Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the Company’s common stock immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities; or
(d)    A change during any period of two (2) consecutive years of a majority of the members of the Company’s Board of Directors for any reason, unless the election, or the nomination for election by the Company’s shareholders, of each director was approved by the vote of a majority of the directors then still in office who were directors at the beginning of the period.
1.6    “Change in Control Period” means the period beginning ninety (90) days prior to, and ending twenty-four (24) months following, a Change in Control.
1.7    “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code and related Treasury Regulations are to such sections as they may from time to time be amended or renumbered.
1.8    “Committee” means the Compensation Committee of the Board.
1.9    “Company” means Meritage Homes Corporation, and will be interpreted to include any subsidiary, parent or affiliate, if applicable, or any successor company thereafter.
1.10    “Disability” has the meaning prescribed to such terms under the Participant’s Employment Agreement, if one exists, and if none exists, means that a Participant is receiving income replacement benefits for a period of not less than six (6) months under an accident or health plan established by the Company for its employees, by reason of any medically determinable physical or mental impairment which actually hinders Participant’s ability to perform his or her job responsibilities, and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
1.11    “Effective Date” means the original effective date of the Plan, which was January 1, 2017.
1.12    “Employment Agreement” means a written agreement, if any, between the Company and the Executive governing the terms and conditions of Executive’s employment with the Company.
1.13    “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
1.14    “ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.
1.15    “Executive” means an individual who is employed by the Company in one of the following positions: (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Chief Operating Officer, (iv) Chief People Officer, and (v) Executive Chairman.
1.16    “Good Reason” means a Participant’s voluntary termination, within thirty (30) days following the expiration of the Company cure period (discussed below) on account of the occurrence of one or more of the following, without the Participant’s consent:

(a)     the Company assigns Participant duties that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, Participant’s position, duties, or responsibilities with the Company as in effect immediately prior to such assignment;
(b)    a material, adverse change in Participant’s titles, authority, or reporting responsibilities as in effect immediately prior to such change;
(c)    a material adverse change in the conditions of Participant’s employment as in effect immediately prior to such change;
(d)    the Company requires the Participant to relocate employment to an employment location that is more than fifty (50) miles from the Participant’s employment location as in effect immediately prior to such change;
(e)    except in cases where the Compensation Committee reduces the base salaries for all or substantially all of the Company’s Executives on account of what the Compensation Committee, in its sole and complete discretion, determines to be a significant downturn in the Company’s financial performance that necessitates such action, a reduction by the Company of the Participant’s annual Base Salary in excess of fifteen percent (15%) of the annual Base Salary as in effect immediately prior to such reduction;
(f)    the Compensation Committee exercises its discretion to grant Annual Awards to the Participant for a calendar year on terms and conditions that are not consistent with those on which awards are made to other Executives and, as a result, there is a material reduction in amounts payable to the Participant under those Annual Awards when compared to the awards granted to other Executives for that calendar year;
(g)    a breach by the Company of its obligations under this Plan or under any Employment Agreement governing the Participant’s employment with the Company; or
(h)     the failure of the Company to obtain assumption of this Plan by any successor; or
(i)    the failure of the Company to obtain assumption of any Employment Agreement governing the Participant’s employment with the Company.
    For Good Reason purposes, the term “Annual Awards” has the meaning prescribed to such term under the Participant’s employment agreement (if one exists).
    Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within ninety (90) days of the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to such Participant within thirty (30) days of the Company’s receipt of such written notice. If the purported Good Reason condition is not cured within the 30-day period described in the preceding sentence, Participant may submit a written notice of termination to the Chair of the Board specifying a termination date that is no more than sixty (60) days following the final day of the Company’s cure period. Participant will be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason if she fails to provide such written notice or fails to terminate her employment within the 60-day period described in the preceding sentence.
1.17    “Participant” means any Executive who commenced participation in the Plan as provided in Article 2.

1.18    “Plan” means the Meritage Homes Corporation Executive Severance Plan, as contained herein and as it may be amended from time to time hereafter.
1.19    “Restated Effective Date” means the effective date of this amended and restated plan, which is April 18, 2022.
1.20    “Retirement” means a Participant’s voluntary termination with the Company without Good Reason, after the Participant’s completion of at least fifteen (15) cumulative years of service as an Executive and/ or a member of the Board, or as provided in Section 3.1(g), an election by a Participant who involuntarily terminates employment without Cause who has the requisite 15 years of service to receive a benefit under Section 3.4 instead of Section 3.1.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility. An Executive shall be eligible to become a Participant in the Plan if the Executive:
(a)    is a member of the Company’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1);
(b)    is designated in writing by the Committee as eligible to participate in the Plan; and
(c)    except where the Executive’s employment is subject to an Employment Agreement that includes non-compete, non-solicitation and confidentiality provisions (“Restrictive Covenants”), the Executive is required to execute a Non-Compete, Non-Solicitation and Confidentiality Agreement pursuant to Section 2.5 below (to the extent the Participant has not already executed one previously).
2.2    Participation. An Executive who is eligible to become a Participant under Section 2.1 shall become a Participant as of the later of (a) the date designated by the Committee, or, if applicable, (b) the date the Executive executes a Non-Compete, Non-Solicitation and Confidentiality Agreement pursuant to Section 2.5 below.
2.3    Duration of Participation. A Participant shall cease to be a Participant on the date the Participant is no longer eligible for or entitled to a benefit under this Plan.
2.4    Reemployment. If a Participant who has incurred a termination of employment again becomes an Executive, the Executive may again become a Participant in accordance with Section 2.1 at the sole discretion of the Committee, but such reemployment shall not change, suspend, delay, or otherwise affect payment of any benefit otherwise payable to the Participant under the terms of the Plan.
2.5    Non-Compete, Non-Solicitation and Confidentiality Agreement. Eligibility to participate in this Plan and the receipt of any severance payments or benefits (other than the Accrued Obligations) pursuant to this Plan is subject to and conditioned on either (i) the Restrictive Covenants included within the Participant’s Employment Agreement or (ii) where no such Restrictive Covenants exist, Executive executing the Non-Compete, Non-Solicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit B.
ARTICLE 3
PLAN BENEFITS
3.1     Termination without Cause or for Good Reason, Unrelated to a Change in Control. If the Company terminates a Participant’s employment with the Company without Cause

(excluding death or Disability) or if a Participant resigns from such employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then subject to Article 4, and further subject to Section 3.1(g), each Participant other than the Executive Chairman, will receive the following:
(a)     Accrued Obligations. The Company will pay the Participant all Accrued Obligations as soon as administratively feasible after termination.
(b)     Severance Payment. The Participant will receive a lump-sum payment (less applicable withholding taxes) equal to the applicable percentage multiplier set forth in the Schedule of Benefits as attached hereto as Exhibit A based on the Participant’s leadership level at the time of termination of employment times (A) the Participant’s Base Salary plus (B) the Participant’s target bonus in the year of termination of employment. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(c)     Bonus Payment. In addition to the severance payment described above, the Participant will receive a lump sum payment equal to Participant’s pro-rata bonus based upon actual performance for the performance period in which termination occurs, determined in accordance the applicable written bonus program, and paid at such time as bonuses are paid to other executives, but not later than March 15 of the calendar year following the end of the performance period. This amount shall be calculated pro rata based on the portion of the performance period during which the Participant was an active employee of the Company.
(d)     Continuation Coverage. The Company shall pay Participant a single lump sum payment in an amount equal to 100% of the monthly COBRA premium payable for the coverage in effect on the date of Participant’s termination date and, if applicable, the Participant’s dependents under the Company’s group health plan, multiplied by twenty-four (24.)
(e)    Forfeiture of Unvested Equity Awards. Other than as provided in Section 3.1(g), all outstanding unvested Equity Awards will be immediately forfeited upon the Participant’s termination of employment.
(f)     Post-Termination Exercise Period. Upon the Participant’s termination of employment, the Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable as provided in the applicable equity awards.
(g)    Exception due to Retirement Eligibility. Notwithstanding anything in this Section 3.1 to the contrary, if a Participant whose employment is being terminated by the Company without Cause satisfies the service requirements for Retirement as set forth in Section 1.20, then the Participant may elect to receive the Plan benefits under Section 3.4 instead of this Section 3.1. This election must be made by the Participant in writing either prior to or within ten (10) business days following the Participant’s termination date; the election, once made, cannot be changed. A Participant making this election shall, for Plan purposes, be deemed to have voluntarily resigned for Retirement. For the avoidance of doubt, the availability to make a Retirement election under this Section 3.1(g) shall apply to all Retirement-eligible Participants whose employment is being terminated by the Company without Cause, including without limitation the Executive Chairman, even though the Executive Chairman is not otherwise eligible for benefits or payments under this Section 3.1.
3.2     Termination without Cause or for Good Reason, in Connection with a Change in Control. If the Company terminates a Participant’s employment with the Company without Cause (excluding death or Disability) or if a Participant resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Article 4, the Participant will receive the following:

(a)     Accrued Obligations. The Company will pay the Participant the Accrued Obligations as soon as administratively feasible after termination.
(b)     Severance Payment. The Participant will receive a lump-sum payment (less applicable withholding taxes) equal to the applicable percentage multiplier set forth in the Schedule of Benefits as attached hereto as Exhibit A based on the Participant’s leadership level at the time of termination of employment times (A) the Participant’s Base Salary plus (B) the Participant’s target bonus in the year of termination of employment. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(c)     Bonus Payment. In addition to the severance payment described above, the Participant will receive a lump-sum payment equal to one hundred percent (100%) of his or her target bonus as in effect for the fiscal year in which his or her termination of employment occurs calculated pro rata based on the portion of the performance period during which the Participant was an active employee of the Company. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(d)     Continuation Coverage. The Company shall pay Participant a single lump sum payment in an amount equal to 100% of the monthly COBRA premium payable for the coverage in effect on the date of Participant’s termination date and, if applicable, the Participant’s dependents under the Company’s group health plan, multiplied by twenty-four (24).
(e)     Accelerated Vesting of Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:
(i)    the Participant’s then-outstanding and unvested time-based vesting stock options will become vested as of his or her termination of employment date, and the Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable for the remainder or the original maximum term, but not later than the tenth (10th) anniversary of the original date of grant;
(ii)    one hundred percent (100%) of the Participant’s then-outstanding and unvested performance shares will become vested in full; provided, however, that if an outstanding performance share is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the performance share will vest as to one hundred percent (100%) of the amount of the performance share assuming the performance criteria had been achieved at target levels for the relevant performance period(s);
(iii)    any and all service conditions imposed on the Participant’s then-outstanding and unvested time-based restricted stock grants (or time-based restricted stock unit grants) will become vested in full on his or her termination date; such time-based restricted stock grants (or time-based restricted stock unit grants) will become unrestricted immediately following the end of the applicable performance period(s) for such grants based upon actual performance achieved during the applicable performance period(s). Amounts payable with respect to such time-based restricted stock grants (or time-based restricted stock unit grants), if any, will be paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such grant; and
(iv)    any and all service conditions imposed on the Participant’s then-outstanding and unvested performance restricted stock grants (or restricted stock units) will be waived as of his or her termination date; provided, however, that if an outstanding performance restricted stock grant (or restricted stock unit grant) is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the performance restricted stock grant (or restricted stock unit grant) will vest as to one hundred percent (100%) of the amount of the performance restricted stock grant (or restricted stock unit grant) assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
(f)    No Duplication of Benefits. For the avoidance of doubt, if (i) the Participant incurred a termination prior to a Change in Control that qualifies the Participant for severance payments under Section 3.1, and (ii) a Change in Control occurs within the twelve (12)-month period following the Participant’s termination of employment that qualifies the Participant for the superior benefits under this Section 3.2, then the Participant shall be entitled to the benefits calculated under this Section 3.2, less amounts already paid under Section 3.1.
3.3     Voluntary Resignation (other than for Retirement or Good Reason); Termination for Cause. If a Participant’s employment with the Company terminates (i) voluntarily by the Participant (other than for Retirement or Good Reason), or (ii) for Cause by the Company, then the Participant will irrevocably forfeit the benefits under this Plan and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Obligations. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon such resignation or termination for Cause:
(a)     Forfeiture of Equity Awards. All outstanding and unvested Equity Awards will be immediately forfeited upon the Participant’s voluntary resignation or termination of employment for Cause.
(b)     Post-Termination Exercise Period. Upon the Participant’s resignation, the Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable as provided in the applicable equity awards. Upon the Participant’s termination for Cause, the Participant’s outstanding and vested stock options shall not be exercisable as of the Participant’s termination of employment date.
3.4     Voluntary Resignation for Retirement. To qualify for Plan benefits due to voluntary resignation for Retirement, the Participant must satisfy the service requirements set forth in Section 1.20 and either (i) provide at least sixty (60) days advance written notice of Participant’s intention to voluntarily resign employment due to Retirement or (ii) be deemed to have voluntarily resigned employment due to Retirement pursuant to Section 3.1(g). If a Participant’s employment with the Company terminates due to Retirement, then subject to Article 4, the Participant will receive the following:
(a)     Accrued Obligations. The Company will pay the Participant all Accrued Obligations as soon as administratively feasible after termination.
(b)     Bonus Payment. The Participant shall receive a pro-rata bonus based upon actual performance for the performance period in which termination occurs, determined in accordance the applicable written bonus program, and paid at such time as bonuses are paid to other executives, but not later than March 15 of the calendar year following the end of the performance period

(c)     Accelerated Vesting of Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:
(i)    the Participant’s then-outstanding and unvested time-based vesting stock options will become vested as of his or her termination of employment date, and the Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable for the remainder or the original maximum term, but not later than the tenth (10th) anniversary of the original date of grant;
(ii)    any and all service conditions imposed on the Participant’s then-outstanding and unvested performance shares will be waived as of his or her termination date; such performance share awards will become unrestricted immediately following the end of the applicable performance period(s) for such awards based upon actual performance achieved during the applicable performance period(s). Amounts payable with respect to such performance share awards, if any, will be paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such award; and
(iii)    any and all service conditions imposed on the Participant’s then-outstanding and unvested time-based restricted stock grants (or time-based restricted stock unit grants) will become vested as of his or her termination date; such time-based restricted stock grants (or time-based restricted stock unit grants) will become unrestricted immediately following the end of the applicable performance period(s) for such grants based upon actual performance achieved during the applicable performance period(s). Amounts payable with respect to such time-based restricted stock grants (or time-based restricted stock unit grants), if any, will be paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such grant; and
(iv)    any and all service conditions imposed on the Participant’s then-outstanding and unvested performance restricted stock grants (or restricted stock unit grants) will be waived as of his or her termination date; such performance restricted stock grants (or restricted stock unit grants) will become unrestricted immediately following the end of the applicable performance period(s) for such awards based upon actual performance achieved during the applicable performance period(s). Amounts payable with respect to such performance restricted stock grants (or restricted stock unit grants), if any, will be paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such grant.
3.5     Disability; Death. No benefits or other Amounts are payable under this Plan to or with respect to a Participant if the Company terminates the Participant’s employment as a result of the Participant’s Disability, or the Participant’s employment terminates due to the Participant’s death. For the avoidance of doubt, nothing in this Section 3.5 affects amounts that may be payable to a Participant pursuant to an Employment Agreement in the event Participant’s employment terminates due to death or Disability.

3.6     Exclusive Remedy. In the event of a termination of a Participant’s employment as set forth in this Article 3, the provisions of Article 3 are intended to be and are exclusive and in lieu of any other rights to severance pay or remedies to which the Participant is entitled, whether at law, tort or contract, in equity, or under the Plan (other than the payment of the Accrued Obligations) as well as the payment of other items to which the Participant is or may be entitled under Participant’s Employment Agreement (to the extent one exists)).
ARTICLE 4
CONDITIONS AND LIMITATIONS ON BENEFITS
4.1    Release of Claims Agreement. The receipt of any severance payments or benefits (other than the Accrued Obligations) pursuant to the Plan is subject to the Participant signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit C (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Participant will forfeit any right to severance payments and any other benefits under the Plan. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
4.2    Adherence to Non-Compete, Non-Solicitation and Confidentiality Agreement. The Participant’s receipt of any severance payments or other benefits (other than the Accrued Obligations) pursuant to this Plan is subject to the Participant either (i) adhering to the Restrictive Covenant provisions of the Participant’s Employment Agreement or (ii) where no such Restrictive Covenants exist, executing and adhering to the provisions of the Non-Compete, Non-Solicitation and Confidentiality Agreement (the “Non-Compete Agreement”) in substantially the form attached hereto as Exhibit B. A Participant will forfeit any entitlement to the severance payments or other benefits (other than the Accrued Obligations) pursuant to this Plan upon the Participant’s breach of (a) the Restrictive Covenants of the Participant’s Employment Agreement or (b) the Non-Compete Agreement, whichever applies. To the extent permitted by law, if the Company determines that a Participant has breached the Restrictive Covenants or the Non-Compete Agreement, as applicable, the Company will immediately cease any further payments and benefits under the Plan, and it will have the right to seek repayment of any such payments or benefits that have already been provided, without prejudice to any other remedies that may be available to the Company.
4.3    Code Section 409A.
(a)     Notwithstanding anything to the contrary in the Plan, no severance pay or benefits to be paid or provided to a Participant, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (together, the “Deferred Payments”) will be paid or otherwise provided until the Participant incurs a “separation from service” within the meaning of Code Section 409A. Similarly, no severance payable to the Participant, if any, pursuant to the Plan that otherwise would be exempt from Code Section 409A will be payable until the Participant incurs a “separation from service” within the meaning of Code Section 409A.
(b)     It is intended that, to the maximum extent permitted under Code Section 409A, none of the severance payments under the Plan will constitute Deferred Payments but rather will be exempt from Code Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4.3(d) below or resulting from an involuntary separation from service as described in Section 4.3(e) below. However, any severance payments or benefits under the Plan that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Participant’s separation from service, or, if later, such time as required by Section 4.3(c). Except as required by Section 4.3(c), any installment payments that would have been made to the Participant during the sixty (60) day period immediately following the Participant’s separation from service but for the preceding sentence will be paid to the Participant on the sixtieth (60th) day following the Participant’s separation from service and the remaining payments will be made as provided in the Plan.
(c)     Notwithstanding anything to the contrary in the Plan, if the Participant is a “specified employee” within the meaning of Code Section 409A at the time of the Participant’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Participant dies following his or her separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this subsection will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)     Any amount paid under the Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 4.3(a) above.
(e)     Any amount paid under the Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Code Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 4.3(a) above. Code Section 409A Limit means two (2) times the lesser of: (i) a Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of his or her separation from service, and with such adjustments as are set forth in Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17)  for the year in which the Participant’s separation from service occurs.
(f)     The foregoing provisions are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.
4.4    Limitation on Payments. In the event that the severance and other benefits provided for under the Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 4.4, would be subject to the excise tax imposed by Code Section 4999, then the Participant’s benefits under Article 3 will be either
(a)     delivered in full, or
(b)     delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (A) reduction of cash payments; (B) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (C) cancellation of accelerated vesting of equity awards; (D) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.
    Any determination required under this Section 4.4 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Firm”), whose determination will be conclusive and binding upon all interested parties. For purposes of making the calculations required by this Section 4.4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 4.4.
ARTICLE 5
ADMINISTRATION OF THE PLAN
5.1    Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan, including, but not limited to, complying with reporting and disclosure requirements, if any, and establishing and maintaining Plan records. The Committee may delegate to any Executive or other employee of the Company all or a portion of its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee. In the exercise of the Committee’s sole and absolute discretion, the Committee shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits. The Committee shall have the maximum discretion permitted under law to interpret the Plan, and all decisions of the Committee shall be final and binding on all interested parties, subject to Section 5.3 below.
    No individual serving as a Committee member or at the request of the Committee shall be entitled to act on or decide any matter relating solely to him or her or any of his or her rights or benefits under the Plan. In the event an individual is unable to act on any matter by reason of the foregoing restriction, the remaining Committee members shall act on such matter. The Committee shall not receive any special compensation for serving in the capacity of Committee but shall be reimbursed for any reasonable expenses incurred in connection herewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee in any jurisdiction.
5.2    Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Company or an affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

5.3    Claims for Benefits. Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.
(a)    Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(i)    The specific reason or reasons for which the claim was denied;
(ii)    Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Committee relied to deny the claim;
(iii)    A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(iv)    An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and
(v)    In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).
If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two additional thirty (30) day periods.
(b)    Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Board, and the Board or its designee shall review the appeal (“appeal official”). If no such review is requested, the initial decision of the Committee will be considered final and binding.
The appeal official’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the appeal official relied to deny the appeal. The appeal official shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
The appeal official’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the appeal official expects to render a decision and will be provided to the Claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.

Notwithstanding the foregoing, in the case of a claim on account of Disability:
(i)    The review of the denied claim shall be conducted by a party who is neither the individual who made the benefit determination nor a subordinate of such person; and
(ii)    No deference shall be given to the initial benefit determination. For issues involving medical judgment, the reviewing party must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
(c)    Legal Proceedings Regarding Claims. Claimants must follow the claims procedures included in this Section before taking action in any other forum regarding a claim. Any suit or legal action initiated by a Claimant must be brought by the Claimant no later than one (1) year following a final decision on the claim under these claims procedures. The one (1) year statute of limitations on suits for benefits shall apply in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it.
5.4    Hold Harmless. To the maximum extent permitted by law, the members of the Committee and the Board shall not be personally liable by reason of any contract or other instrument executed by such members or on such members’ behalf in their capacity as the administrator of the Plan nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Committee and each other officer, employee, or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, willful misconduct or bad faith.
5.5    Service of Process. The Committee or such other person designated by the Committee shall be the agent for service of process under the Plan.
ARTICLE 6
AMENDMENT OR TERMINATION OF THE PLAN
6.1    Right to Amend or Terminate the Plan

(a)    Prior to a Change in Control, the Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participant or other person. Following a Change in Control, the Plan may be amended or terminated only with the prior written consent of all Participants.
(b)    In no event shall an amendment or termination modify, reduce, or otherwise affect the Company’s obligations under the Plan made before the amendment or termination, as such obligations are defined under the provisions of the Plan existing immediately before such amendment or termination.
6.2    Notice of Plan Amendment or Termination. Notice of any amendment or termination of the Plan shall be given by the Committee to each Participant and any other person entitled to a benefit hereunder.
6.3    Payment upon Plan Termination. If the Plan is terminated, the Company may distribute all vested, accrued benefits under the Plan in a single lump sum payment after the date the Plan is terminated if and to the extent permitted under Code Section 409A and the related Treasury Regulations and other guidance issued thereunder. Accordingly, the Company may accelerate Deferred Payments hereunder in accordance with one of the following:
(a)    the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or
(b)    the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or
(c)    such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.
ARTICLE 7
GENERAL PROVISIONS AND LIMITATIONS
7.1    No Right to Continued Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee. The adoption and maintenance of the Plan shall not constitute a contract between the Company and an Executive or consideration for, or an inducement to or condition of, the employment of any Executive.
7.2    Payment on Behalf of Payee. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or had died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institute maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment hereunder. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.
7.3    Nonalienation. No interest, expectancy, benefit, payment, claim, or right of any Participant under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or any other person; (b) subject to the debts, contracts, liabilities or torts of the Participant or any other person; or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. If a Participant or any successor in interest hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Committee may hold or apply the same or any part thereof for the benefit of the Participant or the spouse, children, or other dependents of the Participant, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.
7.4    Missing Payee. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan (including the Participant, the Participant’s estate or any beneficiary of the Participant), and if, after five (5) years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within three (3) months after such mailing such person has not made written claim therefor, the Committee may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid as of the date payment would have been made shall be paid to such person without interest or earnings accruals due to late payment.
7.5    Required Information. Each Participant shall file with the Committee such pertinent information concerning himself or herself, or such other person as the Committee may specify, and no Participant or any successor in interest shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.
7.6    Binding Effect. Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and any successor in interest of the Participant.
7.7    Merger or Consolidation. In the event of a merger or consolidation by the Company with another entity, or the acquisition of substantially all of the assets or outstanding ownership interests of the Company by another entity, the obligations and responsibilities of the Company under this Plan shall be assumed by any such successor or acquiring entity, and all of the rights, privileges, and benefits of the Participants hereunder shall continue.
7.8    No Funding Created. All payments provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments made to a Participant or other person from any such trust shall relieve the Company from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Company and any other person.
7.9    Notices.
(a)     General. Notices and all other communications contemplated by the Plan will be in writing and will be deemed to have been duly given when sent electronically or personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of a Participant, notices will be sent to the e-mail address or addressed to the Participant at the home address, in either case which the Participant most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer or the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer or General Counsel.
(b)     Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 7.9(a). Such notice will indicate the specific termination provision under the Plan relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.
7.10     No Duty to Mitigate. A Participant will not be required to mitigate the amount of any payment contemplated by the Plan, nor will any such payment be reduced by any earnings that the Participant may receive from any other source.
7.11    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
7.12    Entire Plan; Construction. This document and any written amendments hereto (including any resolutions of the Company, the Committee or the Board) contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. Unless otherwise indicated, all references to Articles, Sections, and subsections shall be to the Plan as set forth in this document. The Article titles and the captions preceding Sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the masculine pronoun shall be deemed to include the feminine and neuter and the singular to include the plural, and vice versa in each instance, unless the context clearly indicates otherwise.
7.13    Governing Law. This Plan shall be governed by and construed under the laws of the State of Arizona, without regard to conflicts of law provisions, to the extent not preempted by ERISA or other applicable federal law.
7.14    Tax Withholding; No Company Representation. All payments made pursuant to this Plan will be subject to withholding of applicable income, employment and other taxes. The Company does not represent or guarantee that any particular federal, state or local income, payroll or other tax treatment will result from this Plan or the benefits provided hereunder. Each Participant, for himself or herself and his or her successors in interest, assumes full responsibility for all of his or her portion of federal, state and local taxes arising from the payments provided hereunder and by accepting benefits hereunder agrees to indemnify and hold the Committee, the Company and the Board harmless from any and all tax consequences, including interest and/or penalties, related to taxes owed and payable by the Participant or any successor in interest.
*    *    *
Approved by the Compensation Committee on the 18th day of April 2022, to be effective as of the Restated Effective Date.

EXHIBIT A
SCHEDULE OF BENEFITS
As of April 18, 2022

Leadership Level	3.1(b)(A) Base Salary Severance Payment Multiplier	3.1(b)(B) Target Bonus Payment Multiplier	3.2(b)(A) CIC Base Salary Severance Payment Multiplier	3.2(b)(B) CIC Target Bonus Payment Multiplier
CEO	200%	200%	300%	300%
COO	125%	125%	200%	200%
CFO	125%	125%	200%	200%
CPO	125%	125%	200%	200%
Exec. Chair	0%	0%	300%	300%
GC	125%	125%	200%	200%

Minimum amounts payable under 3.1 (for CFO and CPO only): Notwithstanding anything in the Plan or in the above Schedule to the contrary, the minimum amount payable to the CFO and CPO under Sections 3.1(b) and (c) will be $2,000,000 for the CFO, and $1,137,500 for the CPO (i.e., the amount payable to the CFO under 3.1(b) plus 3.1(c) is subject to a $2,000,000 minimum, and the amount payable to the CPO under 3.1(b) plus 3.1(c) is subject to a $1,137,500 minimum).

EXHIBIT B
NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
Agreements Not to Compete or Solicit Employees or Customers.
As a condition of employment and to protect Company’s Confidential Information and competitive position, Executive promises and agrees that during his employment and for a period of twelve (12) months, excluding the Executive Chairman whose period is twenty-four (24) months following his separation from the Company for any reason, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for his own benefit or the benefit of any other person or entity:
Engage, invest in, or establish, in any capacity as either as an employee, employer, contractor, consultant, agent, principal, partner, member, stockholder, investor, corporate officer, director, or in any other individual or representative capacity any business that is a Restricted Business. Notwithstanding the foregoing to the contrary, Executive may take a passive ownership interest in the publicly traded securities of a Restricted Business, but only to the extent specifically permitted by applicable Company policies, as may from time to time be amended. Executive further promises that during Executive’s employment and for a period of twelve (12) months excluding the Executive Chairman whose period is twenty-four (24) months following Executive’s termination of employment with Company, Executive will not give advice or lend credit, money or Executive’s reputation to any person or entity engaged in or establishing the Restricted Business.
Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive’s separation of employment, or after, to terminate his employment with Company. This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.
Solicit, contact, or communicate with any person or company for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment ends, who was a customer of the Company during the twelve (12) months preceding Executive’s separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive’s separation. Executive also agrees not to induce any customer, supplier or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive’s separation, to terminate any commercial relationship with the Company.
The effective time period of the restrictions set forth in this Agreement shall be tolled during any period of time a legal proceeding brought by the Company against Executive to enforce this Agreement is pending or during any period of time in which the Executive is in violation of this Agreement.

Non-Disclosure of Intellectual Property, Trade Secrets, and Confidential Information.
Executive agrees that, unless otherwise required by law, Executive will forever keep secret all Confidential Information of the Company, and Executive will not use it for Executive’s own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose Confidential Information to any other person, directly or indirectly.
If Executive is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Executive shall give Company prompt, prior written notice so Company can seek an appropriate remedy or waive compliance. Executive shall furnish only that portion of the Confidential Information required on advice of legal counsel, and shall exercise Executive’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by others in a confidential manner.
The foregoing provisions notwithstanding, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade Secret except pursuant to court order.

EXHIBIT C

FORM OF RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made and entered into by ______________ (“Employee”) on the date set forth below.
WHEREAS, Employee and Meritage Homes Corporation, Inc. (the “Company”) entered into an Employment Agreement dated ____________ (“Employment Agreement”); and
WHEREAS, Employee is a participant in that certain Meritage Homes Corporation Executive Severance Plan (the “Severance Plan”); and
WHEREAS, pursuant to the terms of the Employment Agreement and the Severance Plan, Employee agreed to execute and deliver Company a written waiver and general release agreement as a condition precedent to his right to receive certain amounts under the Employment Agreement and/or Severance Plan;
NOW, THEREFORE, in consideration of the promises and payments set forth in the Employment Agreement and the Severance Plan, Employee agrees as follows:
1.    Meaning of “Released Parties”: The term Released Parties, as used throughout this Agreement, includes the Company and all of its past, present, and future shareholders, parents, subsidiaries, and affiliates, joint venturers, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, insurers, legal counsel, and successors and assigns of said entities.
2.    Employee’s Release of Claims: Subject to Paragraph 4 of this Agreement, Employee, on behalf of himself, his spouse (if any), representatives, agents, heirs, trusts and assigns, hereby unconditionally and irrevocably releases Released Parties to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown that Employee has or may have had prior to the Effective Date of this Agreement (as defined in Paragraph 3(f) below) for any action or omission by Released Parties and/or due to any matter whatsoever relating to Employee’s employment or cessation of employment with the Company. Without limiting in any way the foregoing general release, this release specifically includes the following:
a.    All claims and causes of action arising under the following laws, as amended: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; the Equal Pay Act; Executive Orders 11246 and 11141; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Arizona Wage Statute, A.R.S. § 23-350, et seq., the Arizona Civil Rights Act, the Arizona Employment Protection Act, and the Arizona Constitution; and
b.    All claims and causes of action arising under any other federal, state or local law, regulation or ordinance, including for employment discrimination on any basis, hostile working environment, retaliation, wrongful discharge, retaliatory discharge, constructive discharge, unsafe working conditions, breach of express or implied contract, breach of collective bargaining agreement, breach of implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, defamation, negligence, negligent or intentional misrepresentation, invasion of privacy, interference with economic gain or contractual relations, and intentional and negligent infliction of emotional distress or “outrage”; and
c.    All claims and causes of action by the Employee that Released Parties have acted unlawfully or improperly in any manner whatsoever.
3.    Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990: In addition to the general release in Paragraph 2 of this Agreement, the Employee is waiving and releasing any and all claims against Released Parties under the Age Discrimination and Employment Act (“ADEA”) that arose at any time during the Employee’s employment with the Company, up to and including his last day of employment. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, the Employee acknowledges and agrees that the Employee has been provided a copy of this Agreement, has signed this Agreement voluntarily, and with full knowledge of its consequences. In addition, the Employee hereby acknowledges and agrees as follows:
a.    This Agreement has been written in a manner that is calculated to be understood, and is understood, by the Employee;
b.    The release provisions of this Agreement apply to any rights the Employee may have under the ADEA up to the date of this Agreement;
c.    The release provisions of this Agreement do not apply to any rights or claims the Employee may have under the ADEA that arise after the date he signs this Agreement;
d.    The Employee has been advised that he should consult with an attorney prior to signing this Agreement;
e.    The Employee has been provided a period of twenty-one (21) calendar days (the “Review Period”) from his last day of employment with the Company to consider this Agreement. The Employee may, but is not required to, accept and sign this Agreement before the expiration of the Review Period, but no earlier than his last day of employment with the Company. If the Employee signs this Agreement before the expiration of the Review Period, the Employee agrees that he is knowingly and expressly waiving the time-period;
f.    For a period of seven (7) calendar days following his signing of this Agreement, the Employee may revoke this Agreement by providing written notice of any such revocation to [___________________], on or before the seventh day after the Employee signs the Agreement. This Agreement shall become “effective” on the eighth calendar day after the Employee signs it if it has not been revoked during the seven (7) day revocation period (the “Effective Date”);
g.    Pursuant to the Severance Plan, payment of any severance benefits under the Severance Plan is conditioned on the execution of this Agreement within the Review Period and the running of the revocation period described in 3(f) (“Revocation Period”); and
h.    The Employee may not sign this Agreement until after his last day of employment with the Company and the Agreement shall not be effective if the Employee executes the Agreement prior to such date.
4.    Protected Rights: The Employee understands that nothing contained in this Agreement shall be construed to prohibit him from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any state or federal agency. The Employee understands that he has waived and released any and all claims for money damages and equitable relief that the Employee may recover from Released Parties pursuant to the filing or prosecution of any administrative charge against Released Parties, or any resulting civil proceeding or lawsuit brought on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. The Employee also understands, however, that this Agreement does not limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit The Employee’s right to receive an award for information provided to any government agencies.
5.    Pension Plan: This Agreement shall not affect any vested rights the Employee has under an ERISA pension benefit plan(s).
6.    Medicare: The Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable now or in the future. The Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.    Attorneys’ Fees and Costs: In any proceeding or action to enforce this Agreement or to recover damages arising out of its breach, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.
8.    Governing Law and Venue: This Agreement will be interpreted and construed in accordance with the laws of the State of Arizona, insofar as federal law does not control, and venue as to any dispute regarding this Agreement, or interpretation thereof, shall be in _______________, Arizona.
9.    Modification of Agreement: This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by the Employee, and an authorized representative of the Company.
10.    The Employee’s Representations: The Employee warrants that the Employee is over the age of eighteen (18) and competent to sign this Agreement; that in signing this Agreement the Employee is not relying on any statement or representation by the Company that is not contained in this Agreement, but is relying upon the Employee’s judgment and/or that of the Employee’s legal counsel and/or tax advisor; that the Agreement was signed knowingly and voluntarily without duress or coercion in any form; and that the Employee fully understands the same is a FULL and FINAL SETTLEMENT of any and all claims against Released Parties which have been or could have been asserted or on account or arising out of the Employee’s employment relationship with the Company or the actions of any of Released Parties. The Employee further represents and certifies that the Employee has been given a fair opportunity to review the terms of this Agreement and has determined that it is in the Employee’s best interest to enter into this Agreement.

11.    Drafting and Construction: This Agreement may not be construed in favor of or against either the Employee or the Company (each, a “Party”) on the grounds that said Party was less or more involved in the drafting process.
ACCEPTED AND AGREED:

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[Employee Name]                Date